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                                                                   Exhibit 10.16


                         [LETTERHEAD OF GROVE WORLDWIDE]


                                  April 7, 1998

Ms. Gloria Bart

Baan U.S.A., Inc.
4600 Bohannon Drive
Menlo Park, CA 94025

            Re: Consent to Assignment

Dear Ms. Bart:

            Grove North America, Division of Kidde Industries, Inc. ("Kidde") requests your company's consent to the proposed transfer of the Agreements, described on Exhibit A attached herein (the "Agreements"), from Kidde to Grove U.S. L.L.C., a Delaware limited liability company ("Grove US").

            Grove Worldwide LLC, a Delaware limited liability company, has formed Grove US to own and operate substantially all of the business and assets of Kidde. Grove US expects to grant to its lenders a security interest in such assets, including the Agreements.

            In substance, Kidde proposes to transfer the Agreements to Grove US, and Grove US will assume certain obligations, including all obligations of Kidde under the Agreements, effective on the date of transfer. We anticipate that Grove US will carry on the business previously conducted by Kidde with respect to the transferred assets, including the Agreements, and that the day-to-day operations of the business will be essentially unchanged. The effective date of the transfer is expected to be on or about April 30, 1998.

            We request that your company consent to the above transfer.

            To evidence your company's consent, please have the appropriate authorized representative of your company sign and return this letter (including the Exhibit A) to us as soon as possible. A stamped, self-addressed envelope is enclosed for your convenience.

            Time is of the essence. Please respond promptly. As noted above, the effective date of the transfer is expected to be on or about April 30, 1998.
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GROVE WORLDWIDE]

Ms. Gloria Bart
Baan
April 7, 1998
Page 2


            Although our records indicate that the Agreements may contain a consent to assign requirement in your company's favor, this letter should not be construed to admit that such consent rights exist or to waive or prejudice our right, if any, to treat any failure to respond to this letter as a waiver of your company's consent rights, if any.

            Thank you for your assistance. If you have any questions regarding this request, please contact Ed Wine of my staff at 717-593-5097.

                                   Sincerely,


                                   /s/ Keith Simmons

                                   Keith R. Simmons
                                   Senior Vice President
                                   General Counsel and
                                   Business Development
Enclosure


                                     CONSENT

            The undersigned, on behalf of Baan U.S.A., Inc., hereby consents to the transfer and grant of a security interest in the Agreements described above.

Signature: /s/ John J. Cordio             Title:  COO -- Americas

Print Name:    John J. Cordio             Date:   4-21-98


                                   EXHIBIT A

      Software License and Support Agreement, dated June 29, 1996, between Baan U.S.A., Inc. and Grove North America, Division of Kidde Industries, Inc., as amended, and Professional Services Agreement, dated June 26, 1996, between Baan U.S.A., Inc. and Grove North America, Division of Kidde Industries, Inc., as amended.